Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Birks & Mayors Inc.

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-139613, 333-133561, and 333-171138) and the Registration Statement on Form F-3 (No. 333-173110) of our report dated July 8, 2011, with respect to the consolidated balance sheets of Birks & Mayors Inc. and subsidiaries as of March 26, 2011 and March 27, 2010, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended March 26, 2011, March 27, 2010 and March 28, 2009, which appears in the March 26, 2011 Annual Report on Form 20-F of Birks & Mayors Inc.

/s/ KPMG LLP

Chartered Accountants

Montreal, Canada

July 8, 2011